________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2004

A. M. Castle & Co.

(Exact name of registrant as specified in its chapter)

Maryland	1-5415	36-0879160

(State of jurisdiction	(Commission	(IRS Employer
or incorporation)	File Number)	Identification Number)

3400 North Wolf Road, Franklin Park, IL	60131

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     847/455-7111

_______________________________________________________________
(Former name or former address, if changed since last report)

________________________________________________________________

Item 12. Results of Operations and Financial Condition

On Tuesday, August 3, 2004 the Company disseminated a press release, Attached as Exhibit A, announcing the Company’s operational results for the Second Quarter and the Six-Month Period ending June 30, 2004.

As part of the press release there is a discussion of a non-GAAP financial term EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). That term is also shown on the Comparative Statements of Operations. It is below the disclosure of the GAAP figures for Operating income, Net income and Diluted earnings per share.   There is also a reconciliation of EBITDA to Net income for the Three Months Ended June 30 , and for Six Months Ended June 30 at the bottom of the page.

The Company believes, however, that EBITDA is an important term and concept because of its use by the professional investment community, including the Company’s primary lenders. The Company believes the use of this Term is necessary to a proper understanding of the changes in the Company’s earnings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

.	A. M. Castle & Co

/s/ Lawrence A. Boik

Lawrence A. Boik
Vice President. Controller/Treasurer

Date: August 3, 2004

A. M. CASTLE & CO.
3400 N. Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
(847) 455-6930 (Fax)

For Further Information:

----------AT THE COMPANY-----------	-------------------AT FINANCIAL RELATIONS BOARD---------------

Edward Culliton	Analyst Contacts:	General Information:

VP, Finance & Chief Financial Officer	John McNamara	George Zagoudis (312) 640-6663

(847) 349-2508	(212) 445-8435	Email:gzagoudis@financialrelationsboard.com

Email: elliton@amcastle.comcu	Email: jmcnamara@financialrelationsboard.com

Traded: AMEX, CSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 3, 2004

A. M. Castle & Co. Announces Significantly
Improved Results for Second Quarter and First Half of 2004

Franklin Park, Illinois, August 3, 2004 — A. M. Castle & Co. (AMEX:CAS), a North American distributor of highly engineered metals and plastics, announced today significantly improved sales and earnings for the three and six month periods ending June 30, 2004. For the quarter ended June 30, 2004, Castle sales totalled $188.2 million, up 41% from $133.9 million a year ago. Net income applicable to common stock totalled $5.8 million, or 36 cents per share, compared with a loss of $9.3 million, or 59 cents per share, in the second quarter of 2003. Results for both the second quarter and first half of 2003 include $10.3 million of pre-tax costs for impairments and special charges which, net of their tax benefits, increased prior period losses by $6.3 million, or 40 cents per share. Excluding the impact of those charges, the net loss for second quarter of last year totalled $3.0 million, or 19 cents per share.

    For the first six months of 2004, Castle reported sales of $363.9 million, a 32% increase over prior year sales of $275.6 million, and net income of $7.8 million, or 50 cents per share, compared with a loss of $10.9 million, or 69 cents per share in 2003. Excluding impairment and special charges, the net loss for the first half of last year was $4.6 million, or 29 cents per share.

    In making the announcement, G. Thomas McKane, Chairman and CEO, cited stronger demand from its customers, higher material price levels and improved operating efficiency as the key factors driving the Company’s results. “In the metals portion of our business,” said Mr. McKane, “year-over-year tons sold were up 13% and 15% in the second quarter and first half,

A. M. Castle & Co.
Add One

respectively. This increase was driven by strong demand from virtually all the markets that Castle serves. The aerospace and the gas and oil markets, which started the year slowly, began to show improvement towards the end of the second quarter. In response to improved market demand for metals, coupled with raw material shortages, mill prices have increased sharply. On a year-over-year basis, average metal prices rose 22% for the quarter and 15% for the first six months of the year with wide variations among our various product groups.”

Volumes also increased significantly in the Company’s plastics business which accounts for approximately 12% of its sales. With virtually no price increases, sales were up 35% for the quarter and 33% for the first six months of the year. “Both our metals and plastics business are making strong contributions to our success,” said McKane.

In this environment, the dollar value of each order handled increases significantly with the result that activity driven expenses do not increase nearly as rapidly as tons, sales and gross profit. This creates strong upside operating leverage in an improving market environment. “The key measure of this leverage,” Mr. McKane stated, “is our earnings before interest, taxes, depreciation and amortization (EBITDA). For the second quarter of 2004, EBITDA totalled a near record $14.7 million, up from $458K (exclusive of impairments and special charges) in the same period last year. This represents a return on incremental sales volume of 26%. For the first half, EBITDA totalled $23.5 million, compared with $3.2 million (exclusive of impairments and special charges) in the first six months of 2003, for a 23% return on the increase in total sales. It is important to point out that there is very little inventory inflation profit in our operating results as a substantial majority of Castle’s inventories are accounted for on a last-in, first-out (LIFO) basis.”

In discussing the outlook for the second half of the year, Mr. McKane stated that the industry traditionally experiences a seasonal slowdown during the months of July and August, when many of its customers have annual vacation and maintenance shutdowns, and again late in the fourth quarter during the Thanksgiving and Christmas holiday periods. “Our current expectation,” McKane said, “is that while the number and length of these shutdowns may not be nearly as extensive as they were from 2000 through 2003, we will still see some seasonal slowdown in demand.”

A. M. Castle & Co.
Add Two

Mr. McKane also noted that the raw materials required for metal production remains in short supply worldwide and that mill lead times continue to be extended. “In this environment,” he said, “material tends to be in short supply indicating that mill pricing is likely to remain strong.” He added that, as an important customer to its major suppliers, Castle is competitively positioned to continue to meet its customers’ material requirements.

In closing, Mr. McKane invited interested parties to listen to its conference call scheduled for 11:00 a.m. (EST) today, Tuesday, August 3, 2004. Connection is available at www.amcastle.com and will be available for 14 days following the call.

Founded in 1890, A. M. Castle & Co. provides highly engineered materials and value added services to a wide range of companies within the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloy; aluminum; copper and brass. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 60 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol "CAS".

This release contains a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense (including discount on accounts receivable sold), less interest income. EBITDA is presented as a supplemental disclosure to provide the reader with additional information in analyzing the Company’s operating results. A reconciliation of EBITDA to net income is provided per SEC requirements.

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.

A. M. Castle & Co.
Add Three

COMPARATIVE STATEMENTS OF OPERATIONS	For the Three		For the Six
(Amounts in thousands, except per share data)	Months Ended		Months Ended
(Unaudited)	June 30,		June 30,

	2004	2003	2004	2003

Net sales	$188,221	$133,947	$363,854	$275,593
Cost of material sold	(131,865)	(93,539)	(256,346)	(191,983)
Special charges	-	(1,524)	-	(1,524)

Gross material margin	56,356	38,884	107,508	82,086

Plant and delivery expense	(23,405)	(22,263)	(47,001)	(44,613)
Sales, general, and administrative expense	(19,315)	(17,643)	(38,771)	(35,679)
Depreciation and amortization expense	(2,244)	(2,313)	(4,491)	(4,617)
Impairment and other operating expenses	-	(5,924)	-	(5,924)

Total other operating expense	(44,964)	(48,143)	(90,263)	(90,833)

Operating income (loss)	11,392	(9,259)	17,245	(8,747)

Equity earnings (loss) of joint ventures	1,104	(44)	1,739	(81)
Impairment to joint venture investment and advances	-	(2,830)	-	(2,830)
Interest expense, net	(2,218)	(2,452)	(4,532)	(4,895)
Discount on sale of accounts receivable	(234)	(250)	(517)	(579)

Income (loss) from continuing operations before income tax	10,044	(14,835)	13,935	(17,132)

Income tax (provision) benefit
Federal	(3,238)	4,761	(4,470)	5,524
State	(808)	1,043	(1,162)	1,170

	(4,046)	5,804	(5,632)	6,694

Net income (loss) from continuing operations	5,998	(9,031)	8,303	(10,438)

Preferred dividends	(240)	(240)	(480)	(477)

Net income (loss) applicable to common stock	$5,758	$(9,271)	$7,823	$(10,915)

Basic earnings (loss) per share	$0.36	$(0.59)	$0.50	$(0.69)

Diluted earnings (loss) per share	$0.35	(0.59)	$0.47	(0.69)

EBITDA*	$14,740	$(9,820)	$23,475	$(7,041)

*Earnings before interest, discount on sale of accounts receivable, taxes, depreciation and amortization

Reconciliation of EBITDA to Net Income:	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Net income (loss) from operations	$5,998	$(9,031)	$8,303	$(10,438)
Depreciation and amortization	2,244	2,313	4,491	4,617
Interest, net	2,218	2,452	4,532	4,895
Discount on accounts receivable sold	234	250	517	579
Provision (benefit) from income taxes	4,046	(5,804)	5,632	(6,694)

EBITDA	$14,740	$(9,820)	$23,475	$(7,041)

A. M. Castle & Co.
Add Four

COMPARATIVE BALANCE SHEETS
(Amounts in thousands except per share data)
UNAUDITED	Jun. 30	Dec. 31	Jun. 30
	2004	2003	2003

ASSETS

Current assets
Cash and equivalents	$4,503	$2,455	$1,672
Accounts receivable, net	91,714	54,232	42,219
Inventories (principally on last-in first-out basis)	105,224	117,270	127,658
Income tax receivable	408	660	-
Assets held for sale	1,059	1,067	-
Other current assets	8,658	7,184	7,800
Total current assets	211,566	182,868	179,349
Investment in joint ventures	5,973	5,492	7,224
Goodwill	31,925	31,643	31,720
Pension assets	42,169	42,075	41,109
Advances to joint ventures and other assets	7,464	8,688	5,534
Property, plant and equipment, at cost
Land	4,767	4,767	6,031
Building	47,130	45,346	51,826
Machinery and equipment	119,883	118,447	119,302

	171,780	168,560	177,159
Less - accumulated depreciation	(105,133)	(100,386)	(102,062)

	66,647	68,174	75,097

Total assets	$365,744	$338,940	$340,033

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
Accounts payable	$87,299	$67,601	$61,722
Accrued liabilities and deferred gains	21,652	19,145	19,810
Current and deferred income taxes	2,377	4,852	4,037
Current portion of long-term debt	13,057	8,248	11,230

Total current liabilities	124,385	99,846	96,799

Long-term debt, less current portion	89,187	100,034	100,358
Deferred income taxes	20,147	13,963	17,753
Deferred gain on sale of assets	6,902	7,304	-
Minority interest	1,262	1,456	1,404
Post retirement benefits obligations	2,758	2,683	2,292
Stockholders' equity
Preferred stock	11,239	11,239	11,239
Common stock	159	159	159
Additional paid in capital	35,009	35,009	35,017
Earnings reinvested in the business	74,300	66,480	74,581
Accumulated other comprehensive income (loss)	663	1,042	732
Other - deferred compensation	(22)	(30)	(71)
Treasury stock, at cost	(245)	(245)	(230)

Total stockholders' equity	121,103	113,654	121,427

Total liabilities and stockholders' equity	$365,744	$338,940	$340,033

The accompanying notes are an integral part of these financial statements.

A. M. Castle & Co.
Add FIve

CONDENSED STATEMENT OF CASH FLOWS
(Dollars in thousands)	For the Six Months
(Unaudited)	June 30,

	2004	2003

Cash flows from operating activities:
Net income/(loss)	$8,303	$(10,438)
Depreciation and amortization	4,491	4,617
Amortization of deferred gain on sale of assets	(402)	-
Equity loss (earnings) from joint ventures	(1,739)	81
Deferred taxes and income tax receivable	6,454	6,466
Non-cash pension income and post-retirement benefits	105	(480)
Other	1,010	(1,694)

Cash from operating activities before working capital changes	18,222	(1,448)
Asset impairment and special charges	-	10,278
Net change in accounts receivable sold	(5,000)	1,800
Other; Increase in working capital	(688)	(5,822)

Net cash from operating activities	12,534	4,808

Cash flows from investing activities:
Investments and acquisitions	(1,744)	-
Advances to joint ventures	-	(233)
Capital expenditures	(2,372)	(1,727)

Net cash from investing activities	(4,116)	(1,960)

Cash flows from financing activities
Long-term debt reductions	(5,826)	(1,737)
Preferred dividends paid	(480)	(477)
Other	(94)	-

Net cash from financing activities	(6,400)	(2,214)

Effect of exchange rate changes on cash	30	120

Net increase in cash	2,048	754

Cash - beginning of year	$2,455	$918

Cash - end of period	$4,503	$1,672

Supplemental cash disclosure - cash (paid) received during the period:
Interest	($4,569)	($4,634)

Income taxes	($1,448)	$12,813

The accompanying notes are an integral part of these statements.